Exhibit 99.1

News Release

RSP Permian, Inc. Announces Third Quarter 2017 Financial and Operating Results

Dallas, Texas - November 6, 2017 - RSP Permian, Inc. (“RSP” or the “Company”) (NYSE: RSPP) today reported financial and operating results for the quarter ended September 30, 2017. In addition, the Company filed its Quarterly Report on Form 10-Q with the Securities and Exchange Commission (the “SEC”) and posted a presentation that supplements the information in this release to its website at www.rsppermian.com.

Third Quarter 2017 Highlights

•	Production increased 98% to 58.9 MBoe/d (71% oil, 87% liquids), compared to 3Q16 and increased 8% compared to 2Q17

•	Net income of $21.3 million, or $0.14 per diluted share. Adjusted net income, which does not include certain items, was $28.2 million, or $0.18 per diluted share

•	Adjusted EBITDAX of $144.7 million, a 120% increase compared to 3Q16 and a 7% increase compared to 2Q17

•	Borrowing base increased to $1.5 billion from $1.1 billion(1) and Company negotiated reduced interest rate on outstanding borrowings’ pricing grid

•

Closed bolt-on acquisitions of leasehold acreage and mineral interests located primarily in the heart of the Company’s Delaware Basin position for an aggregate purchase price of $234.4 million acquiring approximately 5,800 net leasehold acres, 5,800 net royalty acres(2) and 500 Boe/d of production

(1)	Borrowing base redetermination closed subsequent to 3Q17
(2)	Net royalty acre defined as one surface acre leased at a 1/8th royalty

Well Results

Midland Basin

•	The Keystone 1007 Wolfcamp A well (9,800’) established a peak 30-day average rate of 2,220 Boe/d or 227 Boe/d per 1,000’ (90% oil)

•	The Spanish Trail 347 02 Wolfcamp A well (6,500’) established a peak 30-day average rate of 1,850 Boe/d or 285 Boe/d per 1,000’ (82% oil)

Delaware Basin

•

The Rudd Draw 29 03 01H Third Bone Spring well (4,440’) is currently producing 1,882 Boe/d while still cleaning up at over 2,500 psi and established a seven day rate of 1,428 Boe/d or 322 Boe/d per 1,000’ (79% oil)

•	The Ludeman A 603 Wolfcamp B well (4,830’) established a peak 30-day average rate of 935 Boe/d or 194 Boe/d per 1,000’ (77% oil)

•	The Ludeman D 2105H Delaware Basin Lower Wolfcamp A well (4,750’) has produced 200 MBoe in 170 days (72% oil)

•	The Rudd Draw 26-21 01H Delaware Basin Wolfcamp XY well (6,700’) has produced 450 MBoe in 275 days (73% oil)

Steve Gray, Chief Executive Officer of RSP, commented, “After closing our $2.4 billion acquisition of Silver Hill, 2017 has been all about execution. I am pleased to report that our build out of infrastructure in the Delaware Basin has been completed on time and on budget, and we remain on track to deliver on our 2017 guidance. Our well results in both the Midland and Delaware Basins are outperforming our expectations. As a result, we’ve slowed down our completion pace in order to minimize our outspend while at the same time reaffirmed our production guidance for the year.”

Mr. Gray continued, “RSP is well positioned to accelerate our production and cash flow growth next year and to further enhance our capital efficiency as we work off our backlog of uncompleted wells. Our inventory of high-return, horizontal prospects located in multiple stacked zones in the core of the Midland and Delaware Basins, coupled with our low cost operations, provide us with decades of strong, profitable growth and will enable us to fund our drilling program out of operating cash flow before the end of next year at today’s oil prices.”

Operational Results

	Three Months Ended September 30,
	2017	2016
Production data:
Oil (MBbls)	3,808	1,989
Natural gas (MMcf)	4,339	1,720
NGLs (MBbls)	890	462

Total (MBoe)	5,422	2,738

Average net daily production (Boe/d)	58,932	29,761

Average prices before effects of hedges (1) (2):
Oil (per Bbl)	$45.85	$42.60
Natural gas (per Mcf)	2.23	2.27
NGLs (per Bbl)	19.52	10.82

Total (per Boe)	$37.19	$34.19

Average realized prices after effects of hedges (1) (2):
Oil (per Bbl)	$45.16	$41.46
Natural gas (per Mcf)	2.24	2.27
NGLs (per Bbl)	19.52	10.82

Total (per Boe)	$36.72	$33.37

Average costs (per Boe):
Lease operating expenses (excluding gathering and transportation)	$5.18	$4.67
Gathering and transportation	0.98	0.51
Production and ad valorem taxes	2.45	2.14
Depreciation, depletion and amortization	13.54	18.27
General and administrative - cash component	1.43	2.04
General and administrative - stock comp (3)	0.81	1.20

(1)	Average prices shown in the table reflect prices both before and after the effects of our cash payments/receipts on our commodity derivative transactions. Our calculation of such effects includes realized gains or losses on cash settlements for commodity derivative transactions and an adjustment to reflect premiums incurred previously or upon settlement that are attributable to instruments settled in the period, if applicable.
(2)	Average prices for oil are net of transportation costs. Average prices for natural gas do not include transportation costs; instead, transportation costs related to our natural gas production and sales are included in gathering and transportation which is included in lease operating expenses in our consolidated statements of operations. No transportation costs are associated with NGL production and sales.
(3)	Represents compensation expense related to restricted stock awards and performance share awards granted as part of the Company’s ongoing compensation and retention programs.

Production volumes for the quarter ended September 30, 2017 averaged 58,932 Boe/d, or a total of 5,422 MBoe, an increase of 98% over prior year’s third quarter of 29,761 Boe/d. Production for the third quarter of 2017 was comprised of 71% crude oil, 13% natural gas and 16% NGLs. RSP’s average realized oil price for the third quarter of 2017, before the effects of hedges, was $45.85 per barrel, a negative $2.35 differential compared to average NYMEX WTI pricing of $48.20 per barrel for the same period, or 95% of NYMEX WTI pricing. RSP’s average realized natural gas price for the third quarter of 2017, before the effects of hedges, was $2.23 per Mcf, a negative $0.76 differential compared to average NYMEX Henry Hub pricing of $2.99 per MMBtu for the same period, or 75% of NYMEX Henry Hub pricing. RSP’s average realized NGL price for the third quarter of 2017, before the effects of hedges, was $19.52 per Bbl, or 40% of NYMEX WTI pricing for the same time period. RSP’s average realized commodity price per barrel of oil equivalent for the third quarter of 2017, before the effects of hedges, was $37.19. Per unit cash operating expenses excluding interest expense but including lease operating expense, gathering and transportation expense, production and ad valorem taxes and recurring cash general and administrative expenses were $10.04 per Boe.

Operational Update

The Company operated four horizontal rigs in the Midland Basin and three horizontal rigs in the Delaware Basin throughout the third quarter 2017. RSP utilized two full-time completion crews during the third quarter. RSP drilled 26 operated horizontal wells and completed 22 operated horizontal wells (Midland: seven Lower Spraberry, seven Wolfcamp A, three Wolfcamp B, one Middle Spraberry; Delaware: two Wolfcamp A, one Wolfcamp B, one Third Bone Spring). The Company began the quarter with 22 operated horizontal drilled but uncompleted wells (“DUCs”) and exited the quarter with a total of 26 operated horizontal DUCs.

Financial Results

(In thousands, except per share data)
	Three Months Ended
	September 30,		June 30,
	2017	2016	2017
Total Revenues	$201,654	$93,621	$183,100
Net Cash from Derivative Instruments	(2,567)	(2,258)	(716)

Adjusted Total Revenues	199,087	91,363	182,384

Net Income	$21,326	$985	$31,090
Net Income per Common Share - Diluted	0.14	0.01	0.20

Adjusted Net Income (Loss)(1)	$28,187	$(764)	$26,048
Adjusted Net Income (Loss) per Common Share - Diluted	0.18	(0.01)	0.17

Adjusted EBITDAX(1)	$144,662	$65,732	$135,450

(1)	Adjusted EBITDAX and Adjusted Net Income (loss) are non-GAAP financial measures. For a definition of Adjusted EBITDAX and Adjusted Net Income (loss) and a reconciliation of Adjusted EBITDAX and Adjusted Net Income (loss) to Net Income, see “Use of Non-GAAP financial measures” and our quarterly statements of operations at the end of this release.

For the quarter ended September 30, 2017, total revenues, excluding the revenue impact from realized derivative instruments, were $201.7 million, a 115% increase over the prior year quarter of $93.6 million. Adjusted total revenues, including the net cash from derivative instruments, were $199.1 million, a 118% increase from the prior year quarter of $91.4 million. Net income for the third quarter of 2017 was $21.3 million, or $0.14 per diluted share, while net income for the prior year quarter was $1.0 million, or $0.01 per diluted share. Adjusted net income for the third quarter of 2017 was $28.2 million, or $0.18 per diluted share, compared to an Adjusted net loss for the prior year quarter of negative $0.8 million or negative $0.01 per diluted share. Adjusted EBITDAX was $144.7 million, a 120% increase from the prior year quarter of $65.7 million.

Capital Expenditures

RSP’s development capital expenditures, which includes our investment in drilling and completing wells, infrastructure, capitalized workovers, and other, but excludes the cost of acquisitions, for the quarter ended September 30, 2017 totaled $191.6 million ($168.9 million of drilling and completion and $22.7 million of infrastructure and other). Of the development capital, approximately $16.5 million, or 9%, was spent on non-operated properties.

Additionally, during the third quarter of 2017 the Company acquired $234.4 million of oil and gas properties.

Liquidity

As of September 30, 2017, the Company had $46.5 million of cash and $345 million of borrowings outstanding on its revolving credit facility, which had a $1.1 billion borrowing base and a $900 million Company-elected commitment. Effective October 19, 2017, the Company increased the borrowing base under its revolving credit facility to $1.5 billion, from $1.1 billion and reduced the interest rate on outstanding borrowings’ pricing grid. The Company maintained its elected commitment amount of $900 million.

Hedging

The summary below includes all hedges in place for the remainder of 2017 and for 2018, as of November 6, 2017.

Crude Oil Hedges
(Bbl, $/Bbl)	Q4 2017	Q1 2018	Q2 2018	Q3 2018	Q4 2018
Three-Way Collars(1)	552,000	2,219,000	1,941,000	1,319,000	1,227,000
Ceiling	$54.10	$58.81	$59.07	$60.56	$60.96
Floor	$45.00	$46.96	$47.11	$47.79	$48.00
Short Put	$35.00	$36.96	$37.11	$37.79	$38.00

Costless Collars(1)	1,150,000	571,000	516,000	890,000	736,000
Ceiling	$60.05	$60.19	$60.20	$60.14	$60.16
Floor	$45.00	$45.00	$45.00	$45.00	$45.00

Deferred Premium Puts(1)	920,000
Floor	$48.50
Deferred Premium(2)	$(4.00)

Swaps(1)	552,000
Swap	$48.95

Total Hedge Volumes	3,174,000	2,790,000	2,457,000	2,209,000	1,963,000
Weighted Average Floor(3)	$45.54	$46.56	$46.67	$46.67	$46.87

Mid-Cush Differential Swaps(4)	1,104,000	1,800,000	1,820,000	1,840,000	1,840,000
Swap	$(0.63)	$(0.62)	$(0.62)	$(0.62)	$(0.62)

(1)	The crude oil derivative contracts are settled based on the arithmetic average of the closing settlement price for the front month contract NYMEX price of West Texas Intermediate Light Sweet Crude during the relevant period.

(2)	The deferred premium is not paid until expiration date, aligning cash inflows and outflows with the settlement of the derivative contract.
(3)	Weighted average floor assumes the long put in three-way collars and put spreads and reflects the impact of premiums paid.
(4)	The Mid-Cush swap contracts are settled based on the difference in the arithmetic average during the calculation period of WTI MIDLAND ARGUS and WTI ARGUS prices in the Argus Americas Crude publication for the relevant period.

Natural Gas Hedges
(MMBtu, $/MMBtu)	Q4 2017
Costless Collars(1)	2,545,000
Ceiling	$3.86
Floor	$3.00

(1)	The natural gas derivative contracts are settled based on the last trading day’s closing price for the front month contract relevant to each period.

2017 Annual Guidance

	Nine months ended 9/30/17 Actual	2017 Guidance
Completions
Operated Gross Horizontal Completions	54	70 - 74(1)
Operated Average Working Interest	91%	92%(1)
Midland Basin Average Lateral Length	~8,300’	~8,500’
Delaware Basin Average Lateral Length	~5,600’	~6,250’

Production
Average Daily Production (Boe/d)	52,864	53,000 - 57,000
% Oil	72%	71% - 73%
% Natural Gas	12%	11% - 13%
% NGLs	16%	15% - 17%

Development Capital Expenditures ($ in MM)
Drilling and Completion (D&C)	$448.1	$575 - $625
Infrastructure, Capitalized Workovers & Other	$38.7	$50 - $75

Total Development Capital Expenditures	$486.8	$625 - $700
% Midland Basin	66%	60% - 70%
% Delaware Basin	34%	30% - 40%
% Non-Operated	10%	8% - 12%

Income Statement ($/Boe)
Lease operating expenses (including workovers)	$5.09	$4.50 - $5.50
Gathering and transportation	$0.99	$1.10 - $1.40
Exploration expenses	$0.48	$0.40 - $0.60
General and administrative - cash component	$1.62	$1.25 - $1.75
General and administrative - stock comp	$0.88	$0.70 - $0.90
Depreciation, depletion, and amortization	$14.03	$14.00 - $16.00
Production and ad valorem taxes (% of oil and gas revenues)	5.9%	6.0% - 8.0%

(1)	Represents update to 2017 guidance.

Third Quarter 2017 Earnings Release and Conference Call

RSP will host a conference call for investors at 10:00 AM Central Time on Tuesday, November 7, 2017, to discuss third quarter 2017 results. Hosting the call will be Steve Gray, Chief Executive Officer, Scott McNeill, Chief Financial Officer, Zane Arrott, Chief Operating Officer and other members of RSP’s management team.

The call may be accessed live over the telephone by dialing (877) 705-6003, or for international callers, (201) 493-6725. A replay will be available shortly after the call and can be accessed by dialing (844) 512-2921, or for international callers (412) 317-6671. The passcode for the replay is 13672586. The replay will be available until November 21, 2017. Interested parties may also listen to a simultaneous webcast of the conference call by logging onto RSP’s website at www.rsppermian.com in the Investor Relations section. A replay of the webcast will also be available for approximately 30 days following the call.

About RSP Permian, Inc.

RSP is an independent oil and natural gas company focused on the acquisition, exploration, development and production of unconventional oil and associated liquids-rich natural gas reserves in the Permian Basin of West Texas. The vast majority of RSP’s acreage is located on large, contiguous acreage blocks in the core of the Midland and Delaware Basins, sub-basins of the Permian Basin. The Company’s common stock is traded on the NYSE under the ticker symbol “RSPP.” For more information, visit www.rsppermian.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than historical facts, that address activities that RSP assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. Forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of RSP. Information concerning these risks and other factors can be found in RSP’s filings with the SEC, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, which can be obtained free of charge on the SEC’s web site located at http://www.sec.gov. RSP undertakes no obligation to update or revise any forward-looking statement.

Statements of Operations

(In thousands, except per share data)
	Three Months Ended September 30,		Three Months Ended June 30,
	2017	2016	2017
Revenues
Oil sales	$174,624	$84,722	$160,395
Natural gas sales	9,661	3,901	9,859
NGL sales	17,369	4,998	12,846

Total revenues	201,654	93,621	183,100

Operating expenses
Lease operating expenses	33,385	14,174	28,892
Production and ad valorem taxes	13,281	5,872	10,142
Depreciation, depletion, and amortization	73,408	50,022	68,104
Asset retirement obligation accretion	151	118	150
Impairments	705	971	5,312
Exploration expenses	1,497	359	2,869
General and administrative expenses	12,120	8,857	12,343
Acquisition costs	30	—	401

Total operating expenses	134,577	80,373	128,213

Operating income	67,077	13,248	54,887
Other income (expense)
Other income, net	1,106	310	589
Net gain (loss) on derivative instruments	(21,626)	(2,934)	12,194
Interest expense	(21,553)	(13,146)	(19,508)

Total other expense	(42,073)	(15,770)	(6,725)

Income (loss) before income taxes	25,004	(2,522)	48,162
Income tax (expense) benefit	(3,678)	3,507	(17,072)

Net income	$21,326	$985	$31,090

Net income per common share - Basic	$0.14	$0.01	$0.20
Net income per common share - Diluted	$0.14	$0.01	$0.20

Weighted Average Common Shares Outstanding
Basic	156,864	100,234	156,856
Diluted	157,837	100,234	157,827

Summary Balance Sheet

(In thousands)
	September 30, 2017	December 31, 2016
Cash and cash equivalents	$46,474	$690,776
Other current assets	122,316	85,486

Total current assets	168,790	776,262
Property, plant and equipment, net	6,010,234	4,129,635
Other long-term assets	57,811	90,530

Total assets	$6,236,835	$4,996,427

Current liabilities	200,263	108,269
Long-term debt	1,478,500	1,132,275
Other long-term liabilities	380,888	338,571
Total stockholders’ equity	4,177,184	3,417,312

Total liabilities and stockholders’ equity	$6,236,835	$4,996,427

Use of Non-GAAP Financial Measures

We define Adjusted EBITDAX as oil and gas revenues including net cash receipts (payments) on settled derivative instruments and premiums paid on put options that settled during the period, less lease operating expenses, production and ad valorem taxes, and general and administrative expenses excluding stock based compensation. Adjusted Net Income deducts from Adjusted EBITDAX depreciation, depletion, and amortization, accretion on asset retirement obligations, exploration expenses, interest expense, stock-based compensation, acquisition costs and adjusted income tax expense.

Management believes Adjusted EBITDAX and Adjusted Net Income are useful because they allow us to more effectively evaluate our operating performance and compare the results of our operations from period to period without regard to our financing methods or capital structure. We exclude the items listed above in arriving at Adjusted EBITDAX and Adjusted Net Income because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX and Adjusted Net Income should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDAX and Adjusted Net Income are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDAX. Our computations of Adjusted EBITDAX and Adjusted Net Income may not be comparable to other similarly titled measures of other companies.

The following tables include a reconciliation of the non-GAAP financial measures of Adjusted EBITDAX and Adjusted Net Income to the GAAP financial measure of net income.

Reconciliation of Net Income to Adjusted EBITDAX

(In thousands)
	Three Months Ended September 30,		Three Months Ended June 30,
	2017	2016	2017
Net income	$21,326	$985	$31,090
Interest expense	21,553	13,146	19,508
Income tax expense (benefit)	3,678	(3,507)	17,072
Depreciation, depletion, and amortization	73,408	50,022	68,104
Asset retirement obligation accretion	151	118	150
Exploration expenses	1,497	359	2,869
Acquisition costs	30	—	401
Impairment of unproved properties	705	971	5,312
(Gain) loss on derivative instruments	21,626	2,934	(12,194)
Net settled derivative instruments	(2,567)	(2,258)	(716)
Stock-based compensation	4,361	3,272	4,443
Other income, net	(1,106)	(310)	(589)

Adjusted EBITDAX	$144,662	$65,732	$135,450

Reconciliation of Net Income to Adjusted Net Income (Loss)

(In thousands)
	Three Months Ended September 30,		Three Months Ended June 30,
	2017	2016	2017
Net income	$21,326	$985	$31,090
Acquisition costs	30	—	401
Impairment of unproved properties	705	971	5,312
(Gain) loss on derivative instruments	21,626	2,934	(12,194)
Net settled derivative instruments	(2,567)	(2,258)	(716)
Other income, net	(1,106)	(310)	(589)
Income tax expense (benefit) for above items	(11,827)	(3,086)	2,744

Adjusted Net Income (Loss)	$28,187	$(764)	$26,048

Investor Contact:

Scott McNeill

Chief Financial Officer

214-252-2700

Alyssa Stephens

Director, Investor Relations

214-252-2764

Investor Relations

IR@rsppermian.com

214-252-2790

Source: RSP Permian, Inc.